Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	AVEO Pharmaceuticals, Inc.
Kathy Galante (investors/media)	Michael Christiano
631-962-2043	617-299-5925
Kim Wittig (media)	Sheryl Seapy (media)
631-962-2135	949-608-0841
OSI Pharmaceuticals and AVEO Pharmaceuticals Enter into an Oncology Drug Discovery and Translational Research Collaboration
- OSI to Host Conference Call / Webcast -
MELVILLE, NEW YORK & CAMBRIDGE, MASSACHUSETTS — October 2, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) and AVEO Pharmaceuticals, Inc. announced today that they have entered into a small molecule drug discovery and translational research collaboration. The alliance is anchored around developing molecular targeted therapies that target the underlying mechanisms of epithelial-mesenchymal transition (EMT) in cancer, a process of emerging significance in tumor development and disease progression and the focal point of OSI’s proprietary oncology research efforts. The companies will collaborate to develop proprietary target-driven tumor models for use in drug screening and biomarker validation, and intend to deploy these systems in support of OSI drug discovery and clinical programs.
Under the terms of the agreement, OSI will pay AVEO a total upfront of $10 million in cash and purchase equity valued at approximately $5 million. OSI will also pay AVEO research funding, and milestones and royalties upon successful development and commercialization of products from the collaboration.
“We are delighted to announce this collaboration with AVEO,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “AVEO’s unique suite of in vivo models and associated research tools ideally supplements and complements our own rapidly emerging expertise in EMT. The collaboration fits squarely within our strategic and financial planning goals which seek to build fundamental shareholder value by emphasizing — in addition to execution on our Tarceva program, financial performance and developing and owning our own core pipeline assets — the need to establish a strong, differentiated research platform.”
“We are very pleased to collaborate with OSI to further demonstrate the utility of our rich target database and our proprietary Human Response Prediction™ (HRP™) platform,” stated Tuan Ha-Ngoc, President and Chief Executive Officer of AVEO. “This latest collaboration underscores the substantial opportunity that our expertise in cancer genetics and unique platform provide to increase the efficiency and probability of success in oncology drug discovery and development. Select collaborations on our novel HRP™ platform allow us to maximize and enhance the value of our intellectual property while we concurrently apply HRP™ to build and advance our own pipeline of oncology drug candidates.”
As part of the collaboration, OSI will provide expertise in defining EMT in both AVEO models and in human tumor tissue. AVEO will provide access to its extensive databases of tumor targets identified from AVEO genetic screens, focusing on tumor maintenance genes that drive EMT. AVEO will further utilize its HRP™ platform to develop in vivo tumor models driven by the EMT target genes of interest, validating key EMT targets and creating critical tools for drug discovery and translational research.
OSI will conduct small molecule drug discovery programs on a defined number of EMT and tumor-maintenance targets validated by AVEO. The companies will collaborate on translational research programs concerning key OSI development programs. OSI will be responsible for the development and commercialization of all clinical candidates from the collaboration. Rights to antibodies and antibody-related biologics against those targets are retained by AVEO.
About EMT Research at OSI
Epithelial-to-Mesenchymal Transition (EMT), and its reverse Mesenchymal-to-Epithelial transition (MET), are important phenomena in developmental biology that are increasingly associated with tumor biology. EMT is thought to be a marker of tumor progression, with tumors that express mesenchymal markers having a greater tendency to be invasive and metastasize than those tumors only expressing epithelial markers. OSI’s interest in EMT derived from its translational research efforts into better understanding which patients optimally benefit from therapy with the company’s flagship product, Tarceva® (erlotinib). Because mesenchymal tumor cells co-opt different sets of oncogenic signalling pathways, EMT targets represent a novel therapeutic opportunity in an area of significant unmet medical need. OSI has surmised that understanding and targeting the dynamic biological processes of EMT has offered it the opportunity to establish a highly differentiated, industry leading position as the organization best able to capitalize on this emerging field of oncology research. The company has focused its oncology research on discovering and validating EMT related targets; developing novel therapies — and combinations of therapies — against these EMT targets; developing specialized animal models that recapitulate EMT processes; and identifying and validating biomarkers to support these programs. The company believes that developing a differentiated and industry leading technology platform for its oncology research efforts is an essential component in establishing the strategic value of OSI’s oncology franchise.
Synergies in the OSI/AVEO Collaboration
AVEO utilizes proprietary, inducible in-vivo cancer models to identify and validate novel drug targets, support lead development and validate biomarkers to help guide drug development. The animal models are developed in a manner that offers more biological context than more traditional xenograft models and — since EMT is a context specific biological phenomenon — are likely to provide powerful tools to support the OSI/AVEO collaborative programs.
OSI’s Oncology research is focused on understanding the science of EMT in solid tumors in order to develop effective and safe mechanism-based therapeutic agents. To learn more about EMT please visit: http://www.osip.com/pdf/OSIEMTPresentation.pdf
About AVEO’s Human Response Prediction™ (HRP) Platform
AVEO’s HRP platform is based on AVEO’s proprietary, genetically-defined mouse models of human cancer. Each of these models is engineered to contain signature genetic mutations that are present in human disease. Beyond these cancer-initiating engineered mutations, the resultant tumors acquire common and distinct spontaneous mutations during tumor progression, providing additional natural genetic variation more akin to the range of genetic heterogeneity encountered across different primary human tumors. The tumor-to-tumor genetic variation in the system provides the opportunity to identify genetic correlations between responding and non-responding tumor populations, and to apply such genetic profiles in clinical development. Consequently, compared with traditional xenograft models that have proven to be non-predictive of efficacy, often leading to expensive and time consuming hit or miss outcomes in clinical trials, AVEO’s cancer models are improved predictors of human response.
OSI to Host Conference Call / Webcast
OSI will host a conference call today, October 2, 2007 at 10:00AM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to OSI’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-819-8045 (U.S.) or 1-913-312-0858 (international) to listen to the call. The conference ID number for the live call is 3434472. Telephone replay is available approximately two hours after the call through October 16, 2007. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 3434472.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
About AVEO
AVEO is a private biopharmaceutical company focused on the discovery and development of novel, targeted cancer therapeutics. The company utilizes its proprietary, genetically-defined cancer models for the identification and validation of novel cancer targets, and has begun to build an impressive portfolio of drug discovery and development programs around these high-value targets. AVEO also uses its Human Response Prediction™ Platform to identify genetic profiles that correspond with patient responsiveness. AVEO expects to commence Phase 2 clinical studies in the second half of 2007 for AV-951, its oral, second-generation VEGF receptor inhibitor and most advanced clinical program. AV-412, AVEO’s EGFR/HER2 inhibitor, is currently in Phase 1 clinical trials. AV-299, a novel anti-HGF mAb partnered with Schering-Plough Corporation, is expected to enter the clinic in early 2008. AVEO is located in Cambridge, Massachusetts. For more information, please visit the company’s website at www.aveopharma.com
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.